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                                                                    EXHIBIT 10.1

                             LOAN PURCHASE AGREEMENT
                      AND TRANSFER AND ASSIGNMENT OF SHARES

         THIS LOAN PURCHASE AGREEMENT AND TRANSFER AND ASSIGNMENT OF SHARES (the "AGREEMENT") is entered into as of September 3, 2004 by and among MOBILEPRO CORP. ("PARENT"), a Delaware corporation, its wholly-owned subsidiary, DAVEL ACQUISITION CORP., a Delaware corporation (the "BUYER"), DAVEL COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY"), and certain stockholders of the Company listed on Exhibit A hereto (collectively, the "SELLING LENDERS").

                                    RECITALS

         A. The Selling Lenders desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase the loans of the Company held by the Selling Lenders and enforceable against the Company in the outstanding principal amounts and for the purchase price for each such loan set forth on Exhibit B attached hereto (the "COMPANY DEBT").

         B. Contemporaneously with the purchase of the Company Debt by the Buyer, (i) the Selling Lenders shall transfer and assign to the Buyer on the terms set forth in this Agreement all of the issued and outstanding shares of capital stock of the Company held by the Selling Lenders and their affiliates as set forth on Exhibit B attached hereto (the "SHARES") as such Exhibit shall be updated at Closing regarding the number of Shares held by each Selling Lender and its affiliates; and (ii) in consideration for the Buyer purchasing that portion of the Company Debt held by Cerberus Partners, L.P. ("CERBERUS"), Cerberus shall transfer and assign to the Buyer all of its right, title and interest in and to the obligations of the Company evidenced by that certain $1,000,000 Subordinated Promissory Note dated November 17, 1999, and that certain Security Agreement related thereto also dated November 17, 1999, among PhoneTel Technologies, Inc., Cherokee Communications, Inc. and Cerberus (the "CERBERUS SUBORDINATED DEBT") and (iii) Styx Partners, L.P. ("Styx") shall transfer and assign to the Buyer on the terms set forth in this Agreement all of the Shares held by Styx.

         C. To facilitate the transactions contemplated herein (the "TRANSACTIONS") and as a condition to the consummation thereof, the Buyer and the Selling Lenders require that the Company be a party to this Agreement, and the Company is willing to participate in the Transactions on the terms set forth in this Agreement for such purpose. Furthermore, as consideration for the Transactions, the Buyer is willing to covenant and agree with the Company for the benefit of stockholders of the Company who are not Selling Lenders or affiliates of the Selling Lenders (collectively, the "MINORITY STOCKHOLDERS") to purchase the remaining shares of capital stock of the Company held by the Minority Stockholders on the terms set forth in this Agreement.

         In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

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         1. SALE OF THE COMPANY DEBT; TRANSFER AND ASSIGNMENT OF THE SHARES;
            CLOSING

                  1.1 SALE OF THE COMPANY DEBT. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Selling Lenders will sell, transfer and assign the Company Debt and all documents and instruments evidencing the Company Debt to the Buyer, and the Buyer will purchase such Company Debt from the Selling Lenders. Without limiting the foregoing, the Selling Lenders will transfer and assign to the Buyer all of their right, title and interest in that certain Amended, Restated and Consolidated Credit Agreement dated as of July 24, 2002 by and among Davel Financing Company, L.L.C., PhoneTel Technologies, Inc., Cherokee Communications, Inc., Davel Communications, Inc., the domestic subsidiaries of each of the foregoing and Foothill Capital Corporation, as Agent, and the lenders set forth therein, as amended by the First Amendment and Waiver to Amended, Restated, and Consolidated Credit Agreement dated as of March 31, 2003 by and among Davel Financing Company, L.L.C., PhoneTel Technologies, Inc., Cherokee Communications, Inc., Davel Communications, Inc., the domestic subsidiaries of each of the foregoing and Foothill Capital Corporation, as Agent, and the lenders set forth therein, the Second Amendment and Waiver to Amended, Restated and Consolidated Credit Agreement dated as of February 24, 2004 and the Third Amendment and Waiver to Amended, Restated, and Consolidated Credit Agreement dated as of August 11, 2004 (collectively, the "CREDIT AGREEMENT"), the Amended, Restated, and Consolidated Security Agreement dated as of July 24, 2002 by and among Davel Financing Company, L.L.C., PhoneTel Technologies, Inc., Cherokee Communications, Inc., Davel Communications, Inc., the domestic subsidiaries of each of the foregoing and Foothill Capital Corporation, as Agent, and the lenders set forth therein (the "SECURITY AGREEMENT"), and all of the other documents, instruments and agreements between the Company and the Selling Lenders or made by the Company for the benefit of the Selling Lenders to evidence or secure the Company Debt (collectively and with the Credit Agreement and Security Agreement, the "LOAN DOCUMENTS"). Copies of each of the Credit Agreement and Security Agreement are attached hereto as Exhibit C and Exhibit D, respectively.

                  1.2 TRANSFER AND ASSIGNMENT OF THE SHARES; SALE OF CERBERUS SUBORDINATED DEBT.

                  (a) For no additional consideration, at the Closing, the Selling Lenders will transfer and assign, or cause the transfer and assignment of, the Shares that they hold to the Buyer, and the Buyer will take such assignment of the Shares from the Selling Lenders.

                  (b) In consideration for the Buyer purchasing that portion of the Company Debt that is held by Cerberus, and subject to the terms and conditions of this Agreement, at the Closing, (i) Cerberus will transfer and assign to the Buyer all of its right, title and interest in and to the Cerberus Subordinated Debt, and the Buyer will take such assignment of the Cerberus Subordinated Debt from Cerberus and (ii) Styx will transfer and assign to the Buyer all of its right, title and interest in and to the Shares that it holds.

                  1.3 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Company Debt will be $14,550,000 in the aggregate, plus the Additional Adjustment Amount (as hereinafter defined) to be paid to each of the Selling Lenders. The Purchase Price will be

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allocated among the Selling Lenders as set forth on Exhibit B to this Agreement as such Exhibit shall be updated at Closing regarding the expenses and outstanding Company Debt. The Purchase Price allocation and the percentage for payment of the Additional Adjustment Amount correspond to each Selling Lender's respective interest in the total outstanding principal amount of the Company Debt, subject to an adjustment of the Purchase Price to compensate Wells Fargo Foothill, Inc. and Cerberus for certain expenses they have incurred on behalf of the Selling Lenders.

                  1.4 BUYER DEPOSIT. Within one business day of the execution of this Agreement, the Buyer will deposit $1,000,000 (the "BUYER DEPOSIT") into an escrow account established with a third party escrow agent pursuant to the Buyer Deposit Escrow Agreement in the form of Exhibit J attached hereto. In the event that the Closing takes place, the Buyer Deposit shall be applied against the Purchase Price and the amount of the Purchase Price required to be delivered pursuant to Section 1.6.2(a) hereunder shall be so reduced by the amount of the Buyer Deposit. In the event that the Buyer fails to consummate the Transactions contemplated by this Agreement and this Agreement is terminated by the Selling Lenders pursuant to Section 10.1(g) hereunder, the Buyer Deposit shall be paid to each of the Selling Lenders in the same allocations set forth on Exhibit B to this Agreement, subject to an adjustment of such allocation to compensate Wells Fargo Foothill, Inc. and Cerberus for certain expenses they have incurred on behalf of the Selling Lenders. In the event that this Agreement is terminated for any other reason, the Buyer Deposit shall be refunded to the Buyer.

                  1.5 CLOSING. The purchase and sale of the Company Debt and the transfer and assignment of the Shares will take place at the offices of Schiff Hardin LLP, 1101 Connecticut Avenue, NW, Suite 600, Washington, DC 20036, at 10:00 a.m. Eastern Standard Time, on a date which shall be no later than fifteen
(15) days following the satisfaction or, if permissible, the waiver of the conditions set forth in Sections 7, 8 and 9 hereof (the "CLOSING DATE") or at such other time and place as the Buyer, the Company and the Selling Lenders mutually agree upon (which time and place are referred to in this Agreement as the "CLOSING").

                  1.6 CLOSING OBLIGATIONS. At the Closing:

                           1.6.1 Each Selling Lender will deliver to the Buyer:

                                    (a) a duly executed Transfer and Assignment
of Debt Obligations, Credit Agreement and Security Agreement in the form of Exhibit E attached hereto;

                                    (b) certificates representing the number of
Shares that such Selling Lender has agreed to sell hereunder as shown on Exhibit B attached hereto, duly endorsed (or accompanied by duly executed stock powers) for transfer to the Buyer;

                                    (c) a mutual release of claims in the form
of Exhibit F attached hereto (the "MUTUAL RELEASE") executed by such Selling Lender explicitly releasing certain claims such Selling Lender may have against the Company, which Mutual Release is not intended to release the Company or its Subsidiaries from any of their respective (i) obligations created under this Agreement or the Company Ancillary Agreements, (ii) obligations under the Loan Documents, (iii) obligations under the Cerberus Subordinated Debt or (iv) obligations

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under a certain Agreement to Exchange Indebtedness for Personal Property between the Company and the Selling Lenders;

                                    (d) a duly executed Registration Rights
Agreement in the form of Exhibit H attached hereto;

                                    (e) a certificate executed by each Selling
Lender representing and warranting to the Buyer that each of such Selling Lender's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the date of the Closing Date;

                                    (f) a duly executed Resignation and
Appointment of Agent in the form of Exhibit L attached hereto; and

                                    (g) a duly executed Stockholder Escrow
Agreement in the form of Exhibit I. attached hereto.

                           1.6.2 The Buyer will deliver to the Selling Lenders:

                                    (a) The Purchase Price paid by wire
transfers of funds to each of the Selling Lenders (pursuant to their respective wire transfer instructions set forth on Exhibit A to this Agreement) in accordance with the allocations set forth on Exhibit B to this Agreement;

                                    (b) a duly executed Transfer and Assignment
of Debt Obligations, Credit Agreement and Security Agreement in the form of Exhibit E attached hereto for each Selling Lender;

                                    (c) Warrants to purchase an aggregate of
5,000,000 shares of Parent's common stock at $0.30 (thirty cents) per share, in the form of Exhibit G attached hereto, which Warrants shall be allocated among the Selling Lenders as set forth in Exhibit B attached hereto;

                                    (d) the Registration Rights Agreement in the
form attached hereto as Exhibit H duly executed by Parent;

                                    (e) a certificate executed by the Buyer and
Parent representing and warranting to the Company and the Selling Lenders that each of the Buyer's and Parent's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the date of the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by the Buyer and Parent to the Selling Lenders prior to the Closing Date in accordance with Sections 8.1 and 8.2 hereof);

                                    (f) a duly executed Resignation and
Appointment of Agent in the form of Exhibit L attached hereto; and

                                    (g) the Stockholder Escrow Agreement in the
form attached hereto as Exhibit I duly executed by Parent.

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

                           1.6.3 The Company will deliver to the Buyer or the
Selling Lenders as indicated:

                                    (a) to the Selling Lenders, the Mutual
Release in the form of Exhibit F attached hereto executed by the Company explicitly releasing certain claims against the Selling Lenders; which Mutual Release is not intended to release any of the Selling Lenders or their affiliates from obligations created under this Agreement or any of the Selling Lender Ancillary Agreements (as hereinafter defined);

                                    (b) to the Buyer and Parent, at the Buyer's
expense, opinions of counsel that no regulatory approvals or consents are required in advance of the Closing in connection with the Transactions in the following states: California, Florida, Georgia, Illinois, Mississippi, North Carolina, New Mexico, New York and Virginia; and

                                    (c) to the Buyer and Parent a certificate
executed by the Company representing and warranting to the Buyer and Parent that each of the Company's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the date of the Closing (giving full effect to any supplements to the Company Disclosure Letter that was delivered by the Company to the Buyer and Parent prior to the Closing Date in accordance with Sections 9.1 and 9.2 hereof).

                  1.7 PURCHASE OF REMAINING COMPANY SHARES. The Buyer covenants and agrees with the Company for the benefit of the Minority Stockholders to purchase all of the approximately 4.8% of the shares of capital stock of the Company held by the Minority Stockholders (the "PUBLIC SHARES") according to the following terms:

                           1.7.1 Not later than 180 days after the Closing Date,
the Buyer or Parent shall offer to purchase the Public Shares from the Minority Stockholders by tender offer, short-form merger or such other transaction as Parent elects (the "TENDER OFFER"). The purchase price offered to the Minority Stockholders shall be an amount per share of not less than $0.015, which may be paid in cash or securities of Parent.

                           1.7.2 Prior to making the Tender Offer, the Buyer or
Parent, at its sole expense, shall retain a reputable investment banker or other financial advisor to render an opinion as to the fairness, from a financial point of view, of the terms of the Tender Offer to the Minority Stockholders (the "FAIRNESS OPINION"). In the event that such financial advisor declines to render a Fairness Opinion for the reason that the price offered to the Minority Stockholders for the Public Shares is insufficient, then the Buyer or Parent may increase the price per Public Share offered to the Minority Stockholders.

                           1.7.3 At the Closing, the Buyer or Parent shall
deposit $450,000 (the "ESCROW AMOUNT") into an escrow account established with a third-party escrow agent pursuant to the Escrow Agreement in the form of Exhibit I attached hereto (the "STOCKHOLDER ESCROW AGREEMENT"). In the event the Buyer or Parent complete the Tender Offer as described in this Section 1.7 and purchase all Public Shares tendered by Minority Stockholders in connection with such Tender Offer, then the Escrow Amount, together with any interest earned thereon, shall be

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paid to the Selling Lenders. In the event the Tender Offer is not made within
180 days after the Closing Date, (a) the Escrow Amount, together with any interest earned thereon, shall be paid to the Minority Stockholders in the same proportion that the number of Public Shares held by each Minority Stockholder bears to the total number of Public Shares then held by all Minority Stockholders, and (b) the Buyer and Parent shall be jointly and severally obligated to pay immediately $450,000 (the "ADDITIONAL ADJUSTMENT AMOUNT") to the Selling Lenders by wire transfer (pursuant to their respective wire transfer instructions set forth on Exhibit A to this Agreement) in accordance with the allocations set forth on Exhibit B to this Agreement. The Buyer and Parent shall bear the costs of establishing and maintaining the escrow account until the Escrow Amount is distributed as provided in this Section 1.7.3.

                           1.7.4 The parties acknowledge and agree that the
obligations imposed by this Section 1.7 are for the benefit of the Minority Stockholders. Accordingly, the Buyer and Parent agree that the Minority Stockholders shall be entitled to enforce the provisions of this Section 1.7 as third party beneficiaries.

                  1.8 CLOSING BALANCE SHEET. The Company covenants and agrees to provide the Buyer within thirty (30) days after the end of the month in which the Closing occurs a balance sheet reflecting the assets and liabilities of the Company as of the last day of the month in which the Closing occurs (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be reasonably detailed and shall (a) be prepared in accordance with the books and records of the Company, (b) fairly present the financial condition of the Company as of the date therein indicated consistent with past practice, and (c) be prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                  1.9 FURTHER ASSURANCES. The Selling Lenders agree that, if at any time after the Closing, the Buyer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Buyer title to any property or rights of the Selling Lenders, the Selling Lenders will execute and deliver any and all documents (including without limitation, the execution, amendment or supplementation of deeds, assignments, financing statements and continuation statements relating to any collateral securing the Company Debt for filing under the provisions of the Uniform Commercial Code or any similar statute of any applicable jurisdiction) and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Buyer and otherwise to carry out the purpose of this Agreement.

                  1.10 Regulatory Receipts. With respect to the Agreement to Exchange Indebtedness for Personal Property (the "EXCHANGE AGREEMENT") between the Company and the Selling Lenders, among other parties, the parties hereto agree as follows with respect to the payment of the Assigned Regulatory Receipts (as defined in the Exchange Agreement) by the Credit Parties (as defined in the Exchange Agreement) to the Selling Lenders, that:

                           1.10.1 Effective as of the Closing Date, in
consideration for the sale by the Selling Lenders of the Company Debt to the Buyer, each of the Buyer and Parent shall take all commercially reasonable action necessary to cause the Credit Parties to fully comply with the terms of the Exchange Agreement.

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

                           1.10.2 Each of the Buyer and Parent shall not take
any action that would materially adversely affect the Selling Lenders' right to receive payment of the Assigned Regulatory Receipts under the Exchange Agreement.

                           1.10.3 The obligations of the Buyer and Parent under
this Section 1.10 shall be binding on each of the Buyer and Parent's respective successors and assigns.

         2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants, except as set forth on the Company Disclosure Letter delivered to the Buyer herewith, which may be updated to reflect immaterial changes that occur after signing and prior to the Closing, as follows:

                  2.1 ORGANIZATION AND GOOD STANDING. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or a limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation or limited liability company in each jurisdiction listed on
Section 2.1 of the Company Disclosure Letter. Except as listed on Section 2.1 of the Company Disclosure Letter, the Company does not own or lease any real property, has no employees and does not maintain a place of business in any foreign country or in any state of the United States other than Ohio in which a failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on its present or proposed operations or financial condition.

         For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, occurrence, development, circumstance or effect, whether or not such change, event, occurrence, development, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement, that is or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations, employees or prospects of such entity taken as a whole with its subsidiaries, except to the extent that any such change, event, circumstance or effect is caused by results from (i) changes in general economic conditions, (ii) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity in a substantially disproportionate manner), (iii) changes in the trading price for such entity's capital stock, (iv) changes caused by the taking of any action required or permitted under this Agreement, or (v) any change in any law or in generally accepted accounting principles or in the interpretation thereof.

         For purposes of this Agreement, the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the officers of such party has actual knowledge of such matter after reasonable inquiry.

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                  2.2 POWER, AUTHORIZATION AND VALIDITY.

                           2.2.1 POWER AND CAPACITY. The Company has the right,
power, legal capacity and authority to enter into and perform its obligations under this Agreement and the Transactions contemplated hereunder, and all agreements to which the Company is or will be a party that are required to be executed pursuant to this Agreement (the "COMPANY ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements have been duly and validly approved and authorized by the Company's Board of Directors and the Selling Lenders (who collectively hold approximately 95% of the voting Common Stock of the Company), as required by applicable law and the Company's certificate of incorporation and bylaws.

                           2.2.2 NO FILINGS. No filing, authorization or
approval, governmental or otherwise, is necessary to enable the Company to enter into, and to perform its obligations under, this Agreement and the Company Ancillary Agreements, except for (a) such filings as may be required to comply with federal and state securities laws, (b) the approval of the Selling Lenders of this Agreement and the Transactions contemplated hereby, which approval has been obtained as of the date of this Agreement, and (c) the notices and approvals listed on Section 2.2.2 to the Company Disclosure Letter.

                           2.2.3 BINDING OBLIGATION. This Agreement and the
Company Ancillary Agreements are, or when executed by the Company will be, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  2.3 VALIDITY OF COMPANY DEBT. The Company has not modified, amended or altered the Credit Agreement or the Security Agreement, except as expressly provided in the amendments and waivers identified in Section 1.1 of this Agreement.

                  2.4 CAPITALIZATION. The authorized capital stock of Company consists of (a) 1,000,000,000 shares of common stock, $0.01 par value per share (the "COMMON STOCK"), of which (i) 615,018,963 shares are issued and outstanding, and (ii) 472,263 shares are issuable upon exercise of outstanding options and warrants, and (b) 1,000,000 shares of convertible preferred stock, $0.01 par value per share (the "PREFERRED STOCK"), none of which are issued and outstanding. No other shares of capital stock or other voting securities of the Company are authorized, issued or outstanding. All issued and outstanding shares of the Common Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of the Company, or any agreement or document to which the Company is a party or by which it is bound and have been offered, issued, sold and delivered by the Company in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. The Company is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to the Company's outstanding securities.

                                        8
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                  2.5 SUBSIDIARIES. Except as listed on Section 2.5 of the
Company Disclosure Letter (collectively the "SUBSIDIARIES" and each a "SUBSIDIARY"), the Company does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. Each of the Subsidiaries is wholly owned by the Company. The Company's interest in other business entities is listed in Section 2.5 of the Company Disclosure Letter.

                  2.6 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor any Company Ancillary Agreement, nor the consummation of the Transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of the Company or any Subsidiary, as currently in effect, (b) in any material respect, any material instrument or contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Company or any Subsidiary or their respective assets or properties. Except as set forth in
Section 2.6 of the Company Disclosure Letter, the consummation of the Transactions and the resulting transfer to the Buyer of control of the Company will not require the consent of any third party.

                  2.7 LITIGATION. Except for the matters listed in Section 2.7 of the Company Disclosure Letter, there is no action, proceeding, claim or investigation pending against the Company or any Subsidiary before any court or administrative agency that if determined adversely to the Company or any Subsidiary may reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary, nor, to the best of Company's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to the best of the Company's knowledge, no reasonable basis for any stockholder or former stockholder of the Company, or any other person, firm, corporation, or entity, to assert a claim against the Company or the Buyer based upon: (a) ownership or rights to ownership of any shares of the Company's capital stock,
(b) any rights as a stockholder of the Company, including any option or preemptive rights or rights to notice or to vote, or (c) any rights under any agreement among the Company and its stockholders.

                  2.8 TAXES. The Company and each of its Subsidiaries has filed all federal and state tax returns and, to the best knowledge of the Company, all local and foreign tax returns required to be filed, has paid or established an adequate accrual or reserve for the payment of all taxes known by the Company to be due in respect of the periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments known by the Company to be required to be paid, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither the Company nor any Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns known by the Company to be required to be filed, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Except for the matters listed in Section 2.8 of the Company Disclosure Letter, no tax return of the Company or any Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority. The tax basis for the pay phones owned by the Company and its

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Subsidiaries is set forth on Schedule 2.8 of the Company Disclosure Schedule.
For the purposes of this Section 2.8, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, transaction, lease, service, excise, property, sales, use, ad valorem, withholding, employment, license, payroll, occupation, gross receipts, premium, recording, deed, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                  2.9 FINANCIAL STATEMENTS. The Company has delivered to the Buyer as Section 2.9 to the Company Disclosure Letter (i) the Company's audited balance sheet as of December 31, 2003 (the "BASE BALANCE SHEET") and income statement and statement of cash flows for the year then ended (collectively the "BASE FINANCIAL STATEMENTS"), and (ii) an unaudited balance sheet of the Company dated as of July 31, 2004 (the "INTERIM BALANCE SHEET") and the related unaudited income statement and statement of cash flows for the seven month period ended July 31, 2004 (the "INTERIM FINANCIAL STATEMENTS"). (The Base Financial Statements and the Interim Financial Statements are collectively referred to as the "FINANCIAL STATEMENTS.") The Financial Statements (a) are in accordance with the books and records of the Company, (b) fairly present in all material respects the financial condition of the Company as of the respective dates therein indicated and the results of operations for the respective periods therein specified, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Company has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business, consistent with past practice and that are not material in amount either individually or collectively.

                  2.10 TITLE TO PROPERTIES. Except as listed on Schedule 2.10 of the Company Disclosure Letter, the Company has good and marketable title to all of its assets as shown on the Interim Balance Sheet, free and clear of all liens, charges, restrictions or encumbrances (other than for (a) taxes not yet due and payable and (b) the liens and security interests in favor of the Selling Lenders under the Loan Documents and in favor of Cerberus in connection with the Cerberus Subordinated Debt). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted. Except for the matters listed in Section 2.10 of the Company Disclosure Letter, all leases of real or personal property to which the Company or any Subsidiary is a party are fully effective and afford the Company or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease. Neither the Company nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a Material Adverse Effect on its business), or has received any written notice of violation with which it has not complied.

                  2.11 ABSENCE OF CERTAIN CHANGES. Since the date of the Interim Balance Sheet, there has not been with respect to the Company or any Subsidiary:

                                    (a) any change in the financial condition,
properties, assets, liabilities, business or operations thereof which change, by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect thereon;

                                    (b) any contingent liability incurred
thereby as guarantor with respect to the obligations of others;

                                    (c) any material mortgage, encumbrance or
lien placed on any of the material properties thereof (other than liens that may arise for taxes not yet due and payable);

                                    (d) any material obligation or liability
incurred thereby other than obligations and liabilities incurred in the ordinary course of business;

                                    (e) any purchase or sale or other
disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets thereof other than in the ordinary course of business;

                                    (f) any damage, destruction or loss, whether
or not covered by insurance, materially and adversely affecting the properties, assets or business thereof;

                                    (g) any declaration, setting aside or
payment of any dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

                                    (h) any labor dispute or claim of unfair
labor practices, or any change in the compensation payable or to become payable to any of its officers, employees or agents, or bonus payment or arrangement made to or with any of such officers, employees or agents, in either case, except in the ordinary course of business, consistent with past practice;

                                    (i) any material change with respect to the
management, supervisory or other key personnel thereof other than in the ordinary course of business;

                                    (j) any payment or discharge of a material
lien or liability thereof which lien or liability was not either reflected in the Interim Balance Sheet or incurred in the ordinary course of business thereafter; or

                                    (k) any obligation or liability incurred
thereby to any of its officers, directors or stockholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers.

                  2.12 CONTRACTS AND COMMITMENTS. Except as set forth in Section
2.12 of the Company Disclosure Letter, neither the Company nor any Subsidiary has any contract, obligation or commitment (including any purchase agreement, license, lease or franchise) which is material to the business of the Company or any Subsidiary or which involves a potential commitment in excess of $50,000 or any stock redemption or financing agreement. A copy of each agreement or document listed in Section 2.12 of the Company Disclosure Letter has been delivered to Buyer's counsel. Neither the Company nor any Subsidiary is a party to or subject to any contract containing covenants purporting to limit the Company's or any Subsidiary's freedom to compete in any line of business in any geographic area. Neither the Company nor any Subsidiary is, nor, to the knowledge of the Company is any other party thereto, in breach or default in any material respect under any contract or document so listed in Section 2.12 of the Company Disclosure Letter, which breach or default may reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any contract or arrangement which has had or could reasonably be expected to have a Material Adverse Effect on its business or prospects. Neither the Company nor any Subsidiary has any material liability for renegotiation of government contracts or subcontracts, if any.

                  2.13 INTELLECTUAL PROPERTY. The Company and its Subsidiaries own, or have the right to use, sell or license all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the "COMPANY IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for such conduct of their respective businesses. The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby will not constitute a material breach of any instrument or agreement governing any Company IP Right (the "COMPANY IP RIGHTS AGREEMENTS"), will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company IP Right or materially impair the right of the Company or any of its Subsidiaries to use, sell or license any Company IP Right or portion thereof (except where such breach, forfeiture or termination would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole). Except for any Company IP Rights Agreements listed in Section 2.12 of the Company Disclosure Letter, neither the Company nor any Subsidiary has any contract, obligation or commitment to pay royalties, honoraria, fees or other payments to any person by reason of the ownership, use, license, sale or disposition of the Company IP Rights which involves a potential commitment in excess of $50,000. To the knowledge of the Company, no Intellectual Property owned by the Company or any Subsidiary infringes any Intellectual Property Right of any other party; and there is no pending or, to the best knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Right nor, to the best knowledge of the Company, is there any basis for any such claim, nor has the Company received any notice asserting that any Company IP Right or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the best knowledge of the Company, is there any basis for any such assertion. The Company has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Company IP Rights. As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                  2.14 COMPLIANCE WITH LAWS. The Company and each of its Subsidiaries has complied, or prior to the Closing Date will have complied, and is or will be at the Closing Date in full compliance, in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a Material Adverse Effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations, and (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, including, without limitation, Section 276 of the Telecommunications Act of 1996, as amended by the Federal Communications Commission ("FCC") to date, and (ii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters. Each of the Company and its Subsidiaries has received all permits and approvals from, and has made all filings with, third parties, including the FCC and other appropriate federal or state government agencies and authorities, that are necessary in connection with its present business and that if not obtained or filed would have a Material Adverse Effect on the Company. To the best of the Company's knowledge, there are no legal or administrative proceedings or investigations pending or threatened, that, if enacted or determined adversely to the Company or any Subsidiary, would result in any Material Adverse Effect to the Company or its Subsidiaries.

                  2.15 INTERESTED PARTY TRANSACTIONS. No current officer or director of the Company or, to the best of Company's knowledge, any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from or sells, licenses or furnishes to the Company or any Subsidiary any material goods, property, technology or intellectual or other property rights or services; (ii) any person or entity which competes with the Company or any Subsidiary; or (iii) any contract or agreement to which the Company or any Subsidiary is a party or by which it may be bound or affected (except for normal compensation for services as an officer, director or employee thereof).

                  2.16 EMPLOYEES, ERISA AND OTHER COMPLIANCE.

                           2.16.1 Except as set forth in Section 2.16.1 of the
Company Disclosure Letter, the Company and its Subsidiaries do not have any written employment contracts or consulting agreements currently in effect that limits their ability to terminate any of their employees' employment or consulting arrangements at will.

                           2.16.2 Neither the Company nor any Subsidiary (i) has
ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union or similar organization, or (iv) to the Company's knowledge, has any current material labor disputes. The Company and each of its Subsidiaries has generally good labor relations, and has no knowledge that the consummation of the Transactions contemplated hereby will have a Material Adverse Effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ within the sixty (60) days following the Closing.

                           2.16.3 Section 2.16.3 of the Company Disclosure
Letter identifies (i) each material written "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other material written plans or agreements involving direct or indirect compensation or benefits (including any written employment agreements entered into between the Company or any Subsidiary and any employee of the Company or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently maintained or contributed to by the Company or any Subsidiary (collectively, the "COMPANY EMPLOYEE PLANS"). For purposes of this Section 2.16.3, "ERISA AFFILIATE" shall mean any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, any of which includes Company or any Subsidiary. Copies of all Company Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been made available to the Buyer or its counsel, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto), if any, prepared in connection with any such Company Employee Plan. All Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "COMPANY PENSION PLANS"), are identified as such in Section 2.16.3 of the Company Disclosure Letter. All contributions due from Company or any Subsidiary with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Base Financial Statements. To the Company's knowledge, each Company Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Company Employee Plans, except as would not reasonably be expected to result in a Material Adverse Effect.

                           2.16.4 To the Company's knowledge, no Company Pension
Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Company Pension Plans are subject to Title IV of ERISA. To the Company's knowledge, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA which would result in a material liability to the Company and its Subsidiaries taken as a whole, excluding transactions effected pursuant to a statutory or administrative exemption. To the Company's knowledge, nothing has been done or omitted to be done and there has been no transaction or holding of any asset under or in connection with any Company Employee Plan has or that has made Company or any officer or director of Company subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 2.8 hereunder) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or Section 502 of ERISA.

                           2.16.5 The Company has made available to the Buyer or
its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Company 401(a) Plan.

                           2.16.6 Section 2.16.6 of the Company Disclosure
Letter lists each written employment, severance or other similar written contract, arrangement or policy and each written plan or arrangement providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (A) is not a Company Employee Plan, (B) is entered into, maintained or contributed to, as the case may be, by the Company or any Subsidiary and (C) covers any employee or former employee of the Company or any Subsidiary except for government mandated programs. Such contracts, plans and arrangements as are described in this Section 2.16.6 are herein referred to collectively as the "COMPANY BENEFIT ARRANGEMENTS." To the Company's knowledge, each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Company Benefit Arrangement. The Company has made available to the Buyer or its counsel a complete and correct copy or description of each material written Company Benefit Arrangement.

                           2.16.7 No benefit payable or which may become payable
by the Company or any Subsidiary pursuant to any Company Employee Plan or any Company Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                           2.16.8 To the Company's knowledge, the Company and
each of its Subsidiaries is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA, except as would not reasonably be expected to result in a Material Adverse Effect.

                           2.16.9 A list of all current employees, officers and
consultants of the Company and the Subsidiaries and their current compensation is set forth in Section 2.16.9 of the Company Disclosure Letter.

                  2.17 CORPORATE DOCUMENTS. The Company has made available to the Buyer for examination all documents and information listed in the Company Disclosure Letter or the Exhibits called for by this Agreement which has been requested by Buyer's legal counsel, including, without limitation, the following: (a) copies of the Company's certificate of incorporation and bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents.

                  2.18 NO BROKERS. Except as listed in Section 2.18 of the Company Disclosure Letter, the Company is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any Transaction contemplated hereby.

                  2.19 PROJECTIONS. The Company has delivered to the Buyer as
Section 2.19 of the Company Disclosure Letter financial projections of the Company (the "Projections"). The Projections were prepared in good faith by the Company and represent the Company's best estimates of the projected financial condition and forecasted results of operations of the Company based on various assumptions and estimates made by the Company. However, the Company makes no assurance that the results contained in the Projections can be achieved or that the assumptions underlying the Projections will prove to be accurate.

                  2.20 BOOKS AND RECORDS.

                           2.20.1 The books, records and accounts of the Company
and its Subsidiaries (a) are in all material respects true and complete, (b) have been maintained in accordance with good business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect in all material respects the basis for the Base Financial Statements.

                           2.20.2 The Company has devised and maintains a system
of internal accounting controls sufficient to provide reasonable assurances that
(a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and
(ii) to maintain accountability for assets, and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  2.21 INSURANCE. The Company and its Subsidiaries maintain, and at all times during the prior three (3) years have maintained, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

                  2.22 SEC DOCUMENTS.

                           2.22.1 SEC Reports. The Company has furnished to the
Buyer a true and complete copy of each statement, report, registration statement (together with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "SECURITIES ACT"), if any), definitive proxy statement and other filings filed with the SEC by the Company on or after January 1, 2002 and, prior to the Closing Date, the Company will have furnished the Buyer with true and complete copies of any additional documents filed with the SEC by the Company prior to the Closing Date (collectively, the "COMPANY SEC DOCUMENTS"), all to the extent the Company SEC Documents are not available on EDGAR. In addition, the Company has made available to the Buyer all exhibits to the Company SEC Documents filed prior to the date hereof, and will promptly make available to the Buyer all exhibits to any additional Company SEC Documents filed prior to the Closing Date. All documents required to be filed as exhibits to the Company SEC Documents have been so filed. As of their respective filing dates, or, with respect to registration statements as of their effective dates, the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected, modified or superseded by a subsequently filed Company SEC Document. There is no requirement under the Securities Act or the Exchange Act, as the case may be, to have amended any such filing, except to the extent such filing has been amended, modified or superseded by a subsequently filed Company SEC Document.

                           2.22.2 Company Financial Statements. The financial
statements of Company, including the notes thereto, included in the Company SEC Documents (the "COMPANY FINANCIAL STATEMENTS"), complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of Company and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Since January 1, 2002, there has been no change in Company material accounting policies except as described in the notes to the Company Financial Statements.

                  2.23 ENVIRONMENTAL MATTERS.

                           2.23.1 During the period that Company and Subsidiary
have leased or owned their respective properties or owned or operated any facilities, to the best of Company's knowledge, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. The Company has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to the Company or any Subsidiary having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (1) CERCLA; (2) any similar federal, state or local law; or (3) regulations promulgated under any of the above laws or statutes.

                           2.23.2 None of the properties or facilities of the
Company or any Subsidiary is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition, other than such violations which would not reasonably be expected to have a Material Adverse Effect on the Company. During the time that the Company or any Subsidiary have owned or leased their respective properties and facilities, neither Company nor any Subsidiary nor, to the Company's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

                           2.23.3 During the time that the Company or any
Subsidiary have owned or leased their respective properties and facilities, to the best of Company's knowledge, there has been no litigation brought or threatened against the Company or any Subsidiary by, or any settlement reached by the Company or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

                  2.24 DISCLOSURE. Neither this Agreement, its Exhibits and schedules, nor any of the certificates or documents to be delivered by the Company to the Buyer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLING LENDERS

         Each of the Selling Lenders, for itself but not as to any other Selling Lender, hereby represents and warrants as follows:

                  3.1 POWER, AUTHORIZATION AND VALIDITY.

                           3.1.1 POWER AND CAPACITY. The Selling Lender has the
right, power, legal capacity and authority to enter into and perform the Selling Lender's obligations under this Agreement and the Transactions contemplated hereunder, and all agreements to which the Selling Lender is or will be a party that are required to be executed pursuant to this Agreement (the "SELLING LENDER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Selling Lender Ancillary Agreements have been duly and validly approved and authorized by the Selling Lender.

                           3.1.2 NO FILINGS. No filing, authorization or
approval, governmental or otherwise, is necessary to enable the Selling Lender to enter into, and to perform the Selling Lender's obligations under, this Agreement and the Selling Lender Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws.

                           3.1.3 BINDING OBLIGATION. This Agreement and the
Selling Lender Ancillary Agreements are, or when executed by the Selling Lender will be, valid and binding obligations of the Selling Lender enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  3.2 VALIDITY OF COMPANY DEBT. The Selling Lender has duly executed each of the Loan Documents to which the Selling Lender is a party, and the proceeds of loans made pursuant to the Loan Documents were distributed to the Company or its Subsidiaries, and such Loan Documents are valid and binding instruments enforceable by the Selling Lenders against the Company or its Subsidiaries. The Selling Lender has the right, power and authority to sell the Company Debt free and clear of any liens, mortgages, pledges, security interests, encumbrances or charges of any kind. The Selling Lender has not modified, amended or altered the Credit Agreement or the Security Agreement, except as expressly provided in the amendments and waivers identified in Section
1.1 of this Agreement. The total outstanding balance owed by the Company to the Selling Lender under the Credit Agreement and other Loan Documents as of the date of this Agreement is set forth on Exhibit B attached hereto.

                  3.3 TITLE TO SHARES. As of the Closing Date, the Selling Lender holds good and marketable title to the Shares listed opposite the Selling Lender's name on Exhibit B to this Agreement, free and clear of all liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (other than normal restrictions on transfer under applicable federal and state securities laws). The Selling Lender does not hold any options, warrants, calls, conversion rights or commitments of any kind relating to the capital stock of the Company.

                  3.4 NO BROKERS. The Selling Lender is not obligated to pay any fees or expenses of any investment banker, broker or finder in connection with the origination, negotiation or execution of this Agreement or in connection with any Transaction contemplated hereby.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER AND PARENT

         The Buyer and Parent hereby represent and warrant, except as set forth on the Buyer Disclosure Letter delivered to Company which may be updated to reflect immaterial changes that occur after signing and prior to the Closing, as follows:

                  4.1 ORGANIZATION AND GOOD STANDING. The Buyer and Parent are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and have the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

                  4.2 POWER, AUTHORIZATION AND VALIDITY.

                           4.2.1 The Buyer and Parent have the right, power,
legal capacity and authority to enter into and perform their obligations under this Agreement, and all agreements to which the Buyer or the Parent is or will be a party that are required to be executed pursuant to this Agreement (the "BUYER ANCILLARY AGREEMENTS"). The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly and validly approved and authorized by the Buyer's and Parent's Board of Directors in compliance with applicable law and the certificate of incorporation and bylaws of the Buyer and Parent.

                           4.2.2 No filing, authorization or approval,
governmental or otherwise, is necessary to enable the Buyer or Parent to enter into, and to perform its obligations under, this Agreement and the Buyer Ancillary Agreements, except for such filings as may be required to comply with federal and state securities laws.

                           4.2.3 This Agreement and the Buyer Ancillary
Agreements are, or when executed by the Buyer and Parent will be, valid and binding obligations of the Buyer and Parent enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

                  4.3 CAPITALIZATION. The authorized capital stock of Parent consists of (a) 600,000,000 shares of common stock, $0.001 par value per share (the "PARENT COMMON STOCK"), 5,000,000 shares of preferred stock, $0.001 par value per share (the "PARENT PREFERRED STOCK") and 35,425 shares of Series A Convertible Preferred Stock, $0.001 par value per share (the "SERIES A PREFERRED STOCK"). As of August 20, 2004, (i) 258,014,196 shares of Parent Common Stock were issued and outstanding and 35,425 shares of Series A Preferred Stock were issued and outstanding, (ii) options to purchase 8,471,037 shares of Parent Common Stock have been granted, and (iii) warrants to purchase 30,603,537 shares of Parent Common Stock have been granted. No other shares of capital stock or other equity securities (as defined in Section 3(11) of the Securities Exchange Act of 1934, as amended) of Parent are authorized, issued or outstanding. Except as set forth in Section 4.3 of the Buyer Disclosure Letter, all issued and outstanding shares of the Parent Common Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the certificate of incorporation or bylaws of Parent, or any agreement or document to which Parent is a party or by which it is bound and have been offered, issued, sold and delivered by Parent in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. Parent is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued. There is no liability for dividends accrued but unpaid with respect to Parent's outstanding securities.

                  4.4 WARRANTS. All shares of Parent Common Stock issuable upon the exercise of any Warrants granted to the Selling Lenders hereunder (i) are duly authorized by Parent's certificate of incorporation, (ii) have been duly authorized by Parent's Board of Directors, and, if necessary, Parent's stockholders, (iii) have been duly and validly reserved for issuance pursuant to the terms of the Warrant, and (iv) will, upon payment therefor in accordance with the terms of the Warrant, be duly and validly issued, fully paid and nonassessable, free of preemptive or similar rights, taxes, security interests, adverse claims or encumbrances of any nature whatsoever.

                  4.5 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor any Buyer Ancillary Agreement, nor the consummation of the Transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the certificate of incorporation or bylaws of the Buyer or Parent, as currently in effect, (b) in any material respect, any material instrument or contract to which the Buyer or Parent is a party or by which the Buyer or Parent is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to the Buyer or Parent or their assets or properties.

                  4.6 ABSENCE OF CERTAIN CHANGES. Since the fiscal year ended December 31, 2003, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of the Buyer or Parent which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a Material Adverse Effect on the ability of the Buyer to perform its obligations under this Agreement.

                  4.7 NO BROKERS. Neither the Buyer nor Parent is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any Transaction contemplated hereby.

         5. COMPANY PRECLOSING COVENANTS

         During the period from the date of this Agreement until the Closing Date, the Company covenants and agrees as follows:

                  5.1 ADVICE OF CHANGES. The Company will promptly advise the Buyer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect suffered by the Company or its Subsidiaries subsequent to the date of this Agreement but prior to the Closing Date. To ensure compliance with this Section 5.1, the Company shall deliver to the Buyer within thirty (30) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date an unaudited balance sheet and statement of operations for such monthly accounting period, which financial statements shall be prepared in the ordinary course of business, in accordance with the Company's books and records and generally accepted accounting principles and shall fairly present the financial position of Company as of their respective dates and the results of the Company's operations for the periods then ended.

                  5.2 MAINTENANCE OF BUSINESS. The Company will use its commercially reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If the Company becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of the Buyer in writing and, if requested by the Buyer, will exert its commercially reasonable efforts to restore the relationship.

                  5.3 CONDUCT OF BUSINESS. Except as provided below and except as contemplated by the Exchange Agreement, each of the Company and each of its Subsidiaries will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, and the Selling Lenders will not cause the Company or its Subsidiaries to, without the prior written consent of the Buyer:

                                    (a) borrow any money other than trade credit
incurred in the ordinary course of business;

                                    (b) enter into any transaction not in the
ordinary course of business;

                                    (c) encumber or permit to be encumbered any
of its material assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                                    (d) dispose of any of its material assets
except in the ordinary course of business consistent with past practice;

                                    (e) enter into any material lease or
contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

                                    (f) fail to maintain its equipment and other
material assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

                                    (g) pay any bonus, increased salary or
special remuneration to any officer, employee or consultant (except for (i) normal salary increases consistent with past practice not to exceed 10% per year and pursuant to existing arrangements previously disclosed to and approved in writing by the Buyer and (ii) bonuses that have been accrued on the Company Interim Financial Statements) or enter into any new employment or consulting agreement with any such person;

                                    (h) change accounting methods;

                                    (i) declare, set aside or pay any cash or
stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

                                    (j) amend or terminate in any respect the
Loan Documents;

                                    (k) amend or terminate any other contract,
agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

                                    (l) lend any amount to any person or entity,
other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Company 401(k) Plan;

                                    (m) guarantee or act as a surety for any
obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

                                    (n) waive or release any material right or
claim except in the ordinary course of business, consistent with past practice;

                                    (o) issue or sell any shares of its capital
stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

                                    (p) split or combine the outstanding shares
of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                                    (q) merge, consolidate or reorganize with,
or acquire any entity;

                                    (r) amend its certificate of incorporation
or bylaws;

                                    (s) license any of its technology or
intellectual property except in the ordinary course of business consistent with past practice;

                                    (t) agree to any audit assessment by any tax
authority;

                                    (u) change any insurance coverage or issue
any certificates of insurance; or

                                    (v) agree to do, or permit any Subsidiary to
do or agree to do, any of the things described in the preceding clauses 5.3(a) through 5.3(u).

                  5.4 NO SOLICITATION.

                                    (a) From and after the date of this
Agreement until the Closing Date or termination of this Agreement pursuant to
Section 10, the Company and the Selling Lenders will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to the existence of these provisions,
(iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal, except in each case to the extent any such action is undertaken to comply with any applicable legal requirement. The Company and the Selling Lenders will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal to the extent prohibited by the preceding sentence. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or the Selling Lenders or any investment banker, attorney or other advisor or representative of the Company or the Selling Lenders shall be deemed to be a breach of this Section 5.4 by the Company or the Selling Lenders. Notwithstanding the foregoing, the Company may, in response to an unsolicited, written Acquisition Proposal (as defined below) which the Board of Directors of the Company determines, in good faith, would reasonably be expected to lead to a Superior Proposal (as hereinafter defined) and pursuant to an executed confidentiality agreement with customary terms and conditions at least as restrictive as the confidentiality provisions of the agreement entered into among the parties hereto, (A) furnish information with respect to the Company to the person who made such unsolicited proposal and afford such person access to the properties, books, records, officers, and employees of the Company and its Subsidiaries, and (B) participate in discussions with, or accept a Superior Proposal from, such person regarding such Superior Proposal.

                                    (b) For purposes of this Agreement,
"ACQUISITION PROPOSAL" shall mean any offer or proposal from a third party relating to: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; (C) any sale, transfer or disposition of the Company Debt by the Selling Lenders; or (D) any liquidation or dissolution of the Company.

                                    (c) In addition to the obligations of the
Company and the Selling Lenders set forth in paragraph (a) of this Section 5.4, the Company and the Selling Lenders as promptly as practicable shall advise the Buyer orally and in writing of any request for non-public information which the Company or the Selling Lenders reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which the Company or the Selling Lenders reasonably believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. The Company and the Selling Lenders will keep the Buyer informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments and the results of any required meetings, consents or approvals) of any such request, Acquisition Proposal or inquiry.

                  5.5 REGULATORY APPROVALS. The Company will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of the governmental authorities listed in Schedule 2.2.2 of the Company Disclosure Schedule. In addition, the Company will obtain, at the Buyer's expense, opinions of counsel satisfactory to the Buyer that no regulatory approvals or consents are required in advance of the Closing in connection with the Transactions in the following states: California, Florida, Georgia, Illinois, Mississippi, North Carolina, New Mexico, New York and Virginia;

                  5.6 NECESSARY CONSENTS. The Company will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the Transactions contemplated hereby and to allow the Buyer to carry on the Company's business after the Closing.

                  5.7 LITIGATION. The Company will notify the Buyer in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

                  5.8 ACCESS TO INFORMATION. Until the Closing, the Company will allow Buyer and its agents reasonable access upon prior notice and at all reasonable times during normal business hours to the files, books, records and offices of the Company and each Subsidiary, including, without limitation, any and all information relating to the Company Debt and the Company's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition; provided that Buyer's review of such information shall be conducted in a manner not to interfere with the normal business operations of the Company and its Subsidiaries. The Company will cause its accountants to cooperate with the Buyer and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  5.9 SATISFACTION OF CONDITIONS PRECEDENT. The Company and the Selling Lenders will use their reasonable best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9 hereunder, and the Company and the Selling Lenders will each use their reasonable best efforts to cause the Transactions contemplated by this Agreement to be consummated.

                  5.10 BLUE SKY LAWS. The Company shall use its best efforts to assist the Buyer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Transactions.

         6. BUYER AND PARENT PRE-CLOSING AND POST-CLOSING COVENANTS

         During the period from the date of this Agreement until the Closing Date, the Buyer and Parent covenant and agree as follows:

                  6.1 ADVICE OF CHANGES. The Buyer will promptly advise Company in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of the Buyer or Parent contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Effect.

                  6.2 SATISFACTION OF CONDITIONS PRECEDENT. The Buyer and Parent will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and the Buyer and Parent will use its best efforts to cause the Transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the Transactions contemplated hereby.

                  6.3 BLUE SKY LAWS. The Buyer shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Transactions.

                  6.4 BANKRUPTCY. Neither Buyer nor Parent will cause the Company to file a voluntarily petition in bankruptcy or other similar insolvency proceeding within one hundred twenty (120) days after the Closing, and the Company agrees that it will not file a voluntarily petition in bankruptcy or other similar insolvency proceeding within one hundred twenty (120) days after the Closing.

         7. CONDITIONS TO EACH PARTY'S OBLIGATIONS

         The obligations of each party hereunder are subject to the fulfillment or satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived by each party only in a writing signed by each party):

                  7.1 COMPLIANCE WITH LAW. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the Transactions contemplated by this Agreement.

                  7.2 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the Closing Date such permits or authorizations as may be required by the States of Louisiana, South Carolina and Tennessee, and there shall have been taken such other action, as may be required to consummate the Transactions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

         8. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SELLING LENDERS

         The Company's and the Selling Lenders' obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Company and the Selling Lenders, but only in a writing signed by the Company and all of the Selling Lenders):

                  8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer and Parent set forth in Section 4 (as qualified by the Buyer Disclosure Letter) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and the Company and the Selling Lenders shall receive a certificate to such effect executed by the President of the Buyer and Parent.

                  8.2 COVENANTS. The Buyer and Parent shall have performed and complied in all material respects with all of its covenants contained in Section 6 on or before the Closing, and the Company shall receive a certificate to such effect signed by the President of Buyer and Parent.

                  8.3 CONSENTS. The Company shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or reasonably deemed necessary by the Company's legal counsel for the Buyer to consummate the Transactions contemplated hereby in form and substance reasonably satisfactory to the Company.

                  8.4 CLOSING DELIVERIES. The Selling Lenders shall have received the documents and items to be delivered by the Buyer pursuant to
Section 1.6.2, including but not limited to, receipt of the Purchase Price on or before November 30, 2004.

                  8.5 EXCHANGE. The Selling Lenders and the Company and its Subsidiaries shall have entered into the Agreement to Exchange Indebtedness for Personal Property in the form of Exhibit K attached hereto.

         9. CONDITIONS TO OBLIGATIONS OF THE BUYER AND PARENT

         The obligations of the Buyer and Parent hereunder are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived by the Buyer and Parent, but only in a writing signed by the Buyer and Parent):

                  9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 2 (as qualified by the Company Disclosure Letter) and of the Selling Lenders as set forth in Section 3 shall be true and accurate in every material respect on and as of the Closing Date with the same force and effect as if they had been made at the Closing, except for changes contemplated by this Agreement and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and the Buyer shall receive a certificate to such effect executed by the President of the Company and each of the Selling Lenders.

                  9.2 COVENANTS. The Company shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing Date, and the Buyer shall receive a certificate to such effect signed by the President of the Company and each of the Selling Lenders.

                  9.3 ABSENCE OF MATERIAL ADVERSE EFFECT. Since the date hereof, there shall not have been, in the reasonable judgment of the Board of Directors of the Buyer or Parent, any Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

                  9.4 CONSENTS. The Buyer shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or reasonably deemed necessary by Buyer's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of the Company and for the Buyer to consummate the Transactions contemplated hereby in form and substance reasonably satisfactory to the Buyer.

                  9.5 CLOSING DELIVERIES. The Buyer shall have received the documents and items to be delivered by the Selling Lenders pursuant to Section 1.6.1.

                  9.6 EXCHANGE. The Selling Lenders and the Company and its Subsidiaries shall have entered into the Agreement to Exchange Indebtedness for Personal Property in the form of Exhibit K attached hereto.

         10. TERMINATION OF AGREEMENT

                  10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

                                    (a) by written consent of each of the
parties;

                                    (b) by any party if the Transactions shall
not have been consummated by November 30, 2004 for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                                    (c) by any party if a governmental entity
shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, which order, decree, ruling or other action is final and nonappealable;

                                    (d) by Buyer if a Company Triggering Event
(as defined below) shall have occurred; for the purposes of this Agreement, a "COMPANY TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of the Company or any committee thereof fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Transactions within five business days after the Buyer requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (ii) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (iii) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; and (iv) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with the Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

                                    (e) by Buyer if a Selling Lender Triggering
Event (as defined below) shall have occurred; for the purposes of this Agreement, a "SELLING LENDER TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Selling Lenders shall have approved or publicly recommended any Acquisition Proposal; or (ii) the Selling Lenders shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal;

                                    (f) by the Company if the Board of Directors
of the Company determines, in good faith, after consultation with an independent financial advisor, that (i) an Acquisition Proposal in which 100% of the outstanding capital stock of the Company is being acquired in a single transaction by a third party and (A) the compensation to the Minority Stockholders on a per share basis is more favorable, from a financial point of view, than the price per share to be offered pursuant to Section 1.7.1 hereof, or (B) the amount of total consideration to be received in such Acquisition Proposal will result in the unsecured creditors of the Company receiving immediate cash benefits ("SUPERIOR PROPOSAL"), (ii) if accepted, such Superior Proposal is reasonably likely to be consummated taking into consideration, to the extent deemed reasonably appropriate, the legal, financial, regulatory and other aspects of the Superior Proposal, (iii) the Company satisfied the notice requirements in Section 5.4(c) hereof and the Buyer did not make a counteroffer for an amount per share payable to the Minority Stockholders in excess of the Superior Proposal within five business days of receiving notice of the Superior Proposal, and (iv) the Selling Lenders approved the Superior Proposal.

                                    (g) by the Company or the Selling Lenders,
upon a material breach of any representation, warranty, covenant or agreement on the part of the Buyer or Parent set forth in this Agreement, which breach (i) would give rise to a failure of the conditions set forth in Section 8, and (ii) cannot be or has not been cured within 15 days of the date of notice of such breach; provided, in each case, that neither the Company nor any of the Selling Lenders are then in material breach of any representations, warranties, covenants or agreements contained in this Agreement (after the expiration of applicable cure periods);

                                    (h) by the Buyer or Parent, upon a material
breach of any representation, warranty, covenant or agreement on the part of the Company or any Selling Lender set forth in this Agreement, which breach (i) would give rise to a failure of the conditions set forth in Section 9, and (ii) cannot be or has not been cured within 15 days of the date of notice of such breach; provided, in each case, that neither the Buyer nor Parent are then in material breach of any representations, warranties, covenants or agreements contained in this Agreement (after the expiration of applicable cure periods);

                  10.2 NOTICE OF TERMINATION. Any proper termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, without any liability on the part of any party hereto or its directors, officers, members, managers, partners, stockholders or affiliates, except (i) as set forth in this Section 10.2, Section 1.4, Section 10.3 and Section 12, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement.

                  10.3 FEES AND EXPENSES.

                                    (a) General. Except as set forth in Section
1.3, Section 1.4 and this Section 10.3, all fees and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transactions are consummated; provided, however, the Company Transaction expenses listed on
Schedule 10.3 ("COMPANY TRANSACTION EXPENSES") shall be paid in the following manner: (i) first, from a certain deposit account held by Wells Fargo Foothill, Inc. originally funded with proceeds of the sale of a claim of the Company against MCI WorldCom (the "MCI ACCOUNT"), until the MCI Account balance is exhausted; and (ii) the remaining Company Transaction Expenses shall be paid (A) by the Company in an amount equal to $50,000, and (B) the remainder from certain regulatory receipts currently held by the Company.

                                    (b) Termination Fees. In the event that this
Agreement is terminated by the Buyer pursuant to Section 10.1(d), the Company shall pay the Buyer a fee equal to $1,000,000 in immediately available funds (the "COMPANY TERMINATION FEE"). In the event that this Agreement is terminated by the Buyer pursuant to Section 10.1(e), the Selling Lenders shall, jointly and severally, pay the Buyer a fee equal to $1,000,000 in immediately available funds (the "SELLING LENDER TERMINATION FEE"). In the event that this Agreement is terminated by the Company pursuant to Section 10.1(f), (i) the Company shall pay the Buyer a fee equal to $150,000 in immediately available funds, and (ii) the Selling Lenders shall, jointly and severally, pay the Buyer a fee equal to $850,000 in immediately available funds (the "JOINT TERMINATION FEE"). The Company Termination Fee, the Selling Lender Termination Fee and the Joint Termination Fee, as applicable, shall be payable to the Buyer promptly, but in no event later than two business days after the date of the termination. The Company and Selling Lenders each acknowledge and agree that the agreements contained in this Section 10.3(b) are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, the Buyer would not enter into this Agreement. Accordingly, if the Company or the Selling Lenders or both, as applicable, fail to pay in a timely manner the amounts due pursuant to this Section 10.3(b), and, in order to obtain such payment, the Buyer makes a claim that results in a judgment against either the Company or the Selling Lenders, as applicable, for the amounts set forth in this Section 10.3(b), the Company or the Selling Lenders, as applicable, shall pay to the Buyer its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit; provided, however, in no event shall the Selling Lenders be obligated or liable to pay any portion of the Company Termination Fee, nor shall the Company be obligated or liable to pay any portion of the Selling Lender Termination Fee. Payment of the fees described in this Section 10.3(b) shall not be in lieu of damages incurred in the event of willful breach of this Agreement. To the extent that the Company Termination Fee, the Selling Lender Termination Fee or the Joint Termination Fee shall be payable hereunder, only one such fee shall be paid to the Buyer.

         11. SURVIVAL OF REPRESENTATIONS All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or the Closing Date, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).

         12. MISCELLANEOUS

                  12.1 GOVERNING LAW. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

                  12.2 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  12.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  12.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

                  12.5 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party or parties to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  12.6 NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. This provision shall survive the closing of the Transactions contemplated by this Agreement.

                  12.7 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final nonappealable judgment.

                  12.8 NOTICES. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered
(i) upon receipt, when delivered personally, (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), or (iii) one
(1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same, to the following addresses (or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.8):

                                    (a) If to the Buyer:

                                            Mobilepro Corp.
                                            6701 Democracy Blvd., Suite 300
                                            Bethesda, MD 20817
                                            Attention: Jay O. Wright, President
                                            and CEO
                                            Facsimile: (301) 315-9040

                           With a copy (which will not constitute notice) to:

                                            Schiff Hardin LLP
                                            1101 Connecticut Ave., N.W., Suite
                                            600
                                            Washington, D.C.  20036
                                            Attention: Ernest M. Stern, Esq.
                                            Facsimile: (202) 778-6460

                                    (b) If to the Company:

                                            Davel Communications
                                            200 Public Square
                                            Suite 700
                                            Cleveland, OH 44114
                                            Attention: President

                           With a copy (which will not constitute notice) to:

                                            Hahn Loeser & Parks LLP
                                            3300 BP Tower
                                            200 Public Square
                                            Cleveland, Ohio  44114
                                            Attention: F. Ronald O'Keefe, Esq.
                                            Facsimile: (216) 241-2824

                                    (c) If to the Selling Lenders, to the names
and addresses for each Selling Lender as set forth in Exhibit A to this Agreement or as subsequently provided by such Selling Lender to the other parties in writing.

                  12.9 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                  12.10 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                  12.11 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.

                  12.12 PUBLIC ANNOUNCEMENT. Upon execution of this Agreement, the Buyer and the Company will issue a joint press release approved by both parties announcing the Transactions; provided that in the event the parties are unable to agree on the text of a joint press release, each party may make such public announcement regarding the execution of this Agreement and the Transactions as such party may be required by applicable law to make.

                  12.13 CONFIDENTIALITY. Each party hereto recognizes that they have received and will receive confidential information concerning the other parties during the course of the negotiations and preparations. Accordingly, each party agrees (a) to use its respective reasonable best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or
(iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. The obligations of the parties under this Section 12.13 shall survive the Closing or the termination of this Agreement for a period of two years from the date of this Agreement. The Company, the Buyer and Parent acknowledge and agree that this Section 12.13 is not intended and shall not be construed to limit the respective rights and obligations of each of them under that certain Mutual Confidentiality Agreement dated June 3, 2004.

                        [Signatures begin on next page.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    THE BUYER:

                                    MOBILEPRO ACQUISITION CORP.

                                    By: /S/ KEVIN KUYKENDALL
                                       -----------------------------------------
                                    Name: Kevin Kuykendall
                                    Title: President

                                    PARENT:

                                    MOBILEPRO CORP.

                                    By: /S/ JAY O. WRIGHT
                                       -----------------------------------------
                                    Name: Jay O. Wright
                                    Title: President & CEO

                                    THE COMPANY:

                                    DAVEL COMMUNICATIONS, INC.

                                    By: /S/ WOODY M. MCGEE
                                       -----------------------------------------
                                    Name: Woody M. McGee
                                    Title: CEO

                                    THE SELLING STOCKHOLDERS:

                                    WELLS FARGO FOOTHILL, INC.

                                    By: /S/ AMY LAM
                                       -----------------------------------------
                                    Name: Amy Lam
                                    Title: Vice President

                                    FOOTHILL PARTNERS III, L.P.

                                    By: /S/ DENNIS R.  ASCHER
                                    --------------------------------------------
                                    Name: Dennis R. Ascher
                                    Title: Managing General Partner

                                    ABLECO FINANCE LLC

                                    By: /S/ KEVIN GENDA
                                       -----------------------------------------
                                    Name: Kevin  Genda
                                    Title: SVP

                                    CERBERUS PARTNERS, L.P.

                                    By: Cerberus Associates, LLC, as General
                                        Partner

                                        By: /S/ KEVIN GENDA
                                           -------------------------------------
                                        Name: Kevin Genda
                                        Title: Managing Director

                                    ARK CLO 2000-1, LIMITED

                                    By: Patriarch Partners, LLC, its Collateral
                                        Manager

                                        By: /S/ LYNN TILTON
                                            ------------------------------------
                                        Name: Lynn Tiltin
                                        Title: Manager

                                    PNC BANK, NATIONAL ASSOCIATION

                                    By: /S/ FRANK P. DEVINE
                                       -----------------------------------------
                                    Name: Frank P.  Devine
                                    Title: Vice President

                                    U.S. BANK NATIONAL ASSOCIATION

                                    By: /S/ JAMES P. CECIL
                                       -----------------------------------------
                                    Name: James P. Cecil
                                    Title:   Vice President

                                    BNP PARIBAS

                                    By: /S/ BROCK T. HARRIS  /S/ FLETCHER DUKE
                                       -----------------------------------------
                                    Name: Brock T. Harris        Fletcher Duke
                                    Title: Director              Director

                                    MORGAN STANLEY PRIME INCOME TRUST

                                    By: /S/ KEVIN EGAN
                                       -----------------------------------------
                                    Name: Kevin Egan
                                    Title: Vice President

                                    AVENUE SPECIAL SITUATIONS FUND II, LP

                                    By: /S/ MARK LASRY
                                    --------------------------------------------
                                    Name: Mark Lasry
                                    Title: Managing Member

                                    By: Avenue Capital Partners II, LLC, General
                                        Partner

                                    By: GL Partners II, LLC, Managing Member of
                                        the General Partner

                                LIST OF EXHIBITS

Exhibit A:        Selling Lenders, Notice Addresses, and Wire Transfer
                  Instructions

Exhibit B:        Company Debt and Shares; Purchase Price Allocation; Warrants
                  Allocation; Additional Adjustment Amount Allocation

Exhibit C:        Credit Agreement

Exhibit D:        Security Agreement

Exhibit E:        Form of Transfer and Assignment of Assumption of Debt
                  Obligations, Credit Agreement and Security Agreement

Exhibit F:        Form of Mutual Release of Claims

Exhibit G:        Form of Warrant

Exhibit H:        Form of Registration Rights Agreement

Exhibit I:        Stockholder Escrow Agreement

Exhibit J:        Buyer Deposit Escrow Agreement

Exhibit K:        Agreement to Exchange Indebtedness for Personal Property

Exhibit L:        Resignation and Appointment of Agent